EXHIBIT 21

Standard Management Corporation and Its Subsidiaries
STATE OR COUNTRY IN WHICH ORGANIZED
NAME OF SUBSIDIARY	INCORPORATED

*U.S. Health Services Corporation	Delaware
*HomeMed Channel, Inc.	Indiana
*HomeDoc Corporation	Indiana
*Apothecary Solutions Corpporation	Indiana
*Long Term Rx, Inc	Indiana
*Precision Healthcare, Inc	Tennessee
*Rainier Home Health Care Pharmacy, Inc.	Washington
Standard Marketing Corporation	Indiana
Standard Management Financial Corporation	Delaware
*Premier Life (Bermuda) Limited	Bermuda
Standard Development Company	Indiana
Standard Management Capital Trust	Delaware
Universal HealthCare Company, LLC	Indiana
Standard Management Adminstrative Services	Indiana

* Substantially all assets have been sold, or are in process of being sold.